UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2010

Conversion Services International, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-30420	20-0101495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Eagle Rock Avenue, East Hanover, New Jersey	07936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 560-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2010, Conversion Services International, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with William Hendry, the Company’s Vice President and Chief Financial Officer.

The Agreement is effective as of October 16, 2010, and has a term of two years. Either the Company or Mr. Hendry may terminate the Agreement provided that the terminating party provides 30-day written notice. Under the terms the Agreement, Mr. Hendry will receive a base salary of $225,000 per year and an annual bonus, to be determined by the Company’s Board of Directors. Mr. Hendry will also be entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits of the Company and which are available to the five highest paid executives of the Company, on the same terms and at the same level of participation as the five highest paid executives of the Company.

In the event the Company terminates Mr. Hendry without Good Cause (as defined therein), for Good Cause or following a Change of Control (as defined therein), Mr. Hendry may be entitled to certain severance payments and benefits of up to twelve months of base salary.  For further details, please see Mr. Hendry’s Employment Agreement filed as an exhibit herewith.

 Item 9.01        Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement with William Hendry, Chief Financial Officer executed on November 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 12, 2010	CONVERSION SERVICES INTERNATIONAL, INC.

	By:	/s/ William B. Hendry
Name: William B. Hendry
Title: Chief Financial Officer